Exhibit 99.1

STILLWATER MINING COMPANY SUSPENDS OPERATIONS AT THE EAST BOULDER MINE AS
                           DERBY WILDFIRE CONTINUES

    BILLINGS, Mont., Sept. 4 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC)

    A precautionary evacuation order in Sweet Grass County associated with the Derby wildfire has led Stillwater Mining Company management to suspend operations at the Company's East Boulder Mine, located south of Big Timber, Montana, beginning with the night shift on September 3rd.

    While there is no imminent threat to the East Boulder Mine, the safety of the employees remains the Company's first priority. Smoke and shifting winds have created hazardous conditions in the general vicinity of the mine and resulted in the evacuation order.

    Stillwater Mining Company management personnel will be in Columbus, Big Timber and Billings to monitor the fire situation.

    Stillwater Mining Company employees who are scheduled to work can call
(406) 932-8177 or (406) 322-8777 periodically for updated work schedule information.

    As previously announced, the Company's Stillwater Mine resumed full operations on Saturday, September 2, 2006, after its operations were suspended for 2-1/2 days as a result of the same fire.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: http://www.stillwatermining.com.

SOURCE  Stillwater Mining Company
    -0-                             09/04/2006
    /CONTACT:  Dawn E. McCurtain, +1-406-373-8787, for Stillwater
Mining Company /
    /Web site:  http://www.stillwatermining.com /
    (SWC)